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                                                                   EXHIBIT 10.21

[*] Confidential Treatment has been requested for certain portions of this exhibit.

                                                                   April 1, 1997

[NBC LETTERHEAD]

Federal Express
Mr. Peter Ellis
President/CEO
Auto-By-Tel
11872 MacArthur Blvd., Second Floor
Irvine, CA 92612

           Re: Auto-By-Tel Participation in NBC Syndication Platform

Dear Mr. Ellis:

      This Letter sets forth the initial agreement between NBC Multimedia, Inc. ("NBC"), and Auto-By-Tel Marketing Corporation ("Company") with respect to the Company's agreement to provide content as part of NBC's Syndication Platform. The terms and conditions shall be as follows:

1. Description of NBC Syndication Platform: NBC intends to create a menu of localized world wide web services (the "NBC Syndication Platform") which it will offer to the NBC Television Network's ("NBC TV") owned and operated stations and interested affiliates (the "Stations"). NBC agrees that if it does actually offer the NBC Syndication Platform, localized versions of the Auto-By-Tel online automotive information, purchasing financing and related services created and operated by the Company ("Auto-By-Tel") shall be among the list of primary services offered as part of such platform subject to the terms and conditions hereof. Company acknowledges (i) that each Station will have the sole right to determine which individual services it will accept as part of the NBC Syndication Platform, (ii) that Auto-By-Tel may or may not be included in any individual Station's list of such services, and (iii) that NBC and declining Stations shall have no liability or obligations to Company due to any Stations' decision not to so include Auto-By-Tel.

2. Creation of Auto-By-Tel Local Sites: Company agrees that it shall create customized local versions of Auto-By-Tel (each a "Auto-By-Tel Local Site") for use by Stations participating in the NBC Syndication Platform. Such Auto-By-Tel Local Sites will be designed to provide online viewers of the Stations' world wide web sites (the "Station Sites") with automotive information and purchasing financing and related services. Each such Auto-By-Tel Local Site shall be a mirror Auto-By-Tel site which shall be framed within a sub-page of the Station Site but which will contain material to be provided by Company and located at a to be established URL on a server of the Company. As a result, all online viewers will be accessing and bookmarking the Auto-By-Tel Local Site content through the NBC Syndication Platform's portion of the Station's URL, and any user searches will continue to take place within the portion of the Station Site framing the Auto-By-Tel Local Site.

3. Links: As a condition of utilizing the NBC Syndication Platform, each participating Station will be required to devote a portion of the front page of the Station Site to the NBC Syndication Platform, subject to Station's right to have overall design control of the Station Site. Each Station shall be encouraged to devote enough space on its front page to permit the placement of hotlinks to the individual services which make up the NBC Syndication Platform within space on such front page allocated and dedicated to the NBC Syndication Platform, but at a minimum, each participating Station Site's front page shall contain a prominent hotlink to a special sub-page devoted to hotlinks for all of the services making up the NBC Syndication Platform, the size and placement

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      of which shall be comparable to that of any other link to a service offered by the Station. NBC agrees that when the individual services which make up the NBC Syndication Platform are displayed and a hotlink to the Auto-By-Tel Local Site is provided, whether on a front page or on a separate page, the link to the Auto-By-Tel Local Site which may be either a generic category description or a Auto-By-Tel logo or text (the "Auto-By-Tel Link") shall be comparable and consistent with the links devoted to any of the other individual services which are part of the NBC Syndication Platform.

4. Management of Auto-By-Tel Local Sites: The day-to-day management of the Auto-By-Tel Local Sites, and all costs associated therewith, shall be the responsibility of the Company subject to the following:

      (a) Content - Company will provide all of the content for each of the Auto-By-Tel Local Sites, provided that as part of the localization and customizing process required herein, NBC and the Stations may provide relevant local material (but not advertising) in their own discretion from time to time with reasonable notice for use on the relevant Auto-By-Tel Local Sites and Company will make good faith efforts to include such material in its reasonable discretion. Company will acquire all necessary rights and licenses required for the operation of each Auto-By-Tel Local Site as contemplated herein and for the acquisition and use of any content (e.g., automobile purchase analyses, appreciation costs, financing incentives, etc.) not provided by NBC and the Stations. Each of the Company, NBC and the Stations will retain and own all copyrights and other intellectual property rights in, and to, the material which that entity contributes for use hereunder.

      (b) Editorial - Editorial standards and direction regarding the inclusion and presentation of content will come from Company. In addition, Company agrees to allow NBC to review the Auto-By-Tel Local Sites for compliance with any NBC Broadcast Standards and Practices which may apply to the Auto-By-Tel Local Sites and make all changes requested by NBC in connection therewith. Finally, Company agrees to comply with any Rules and Regulations of the Federal Communications Commission which may be applicable to the Auto-By-Tel Local Sites and/or the rules and regulations of any other governmental body having jurisdiction.

      (c) Technology - Auto-By-Tel shall be responsible for all maintenance of the Auto-By-Tel Local Sites (including customer service, technical upkeep, etc.) including the costs associated therewith. Auto-By-Tel agrees to use its best efforts to work with NBC's technology partners to coordinate the interface between the Auto-By-Tel Local Sites and the Station Sites and provide the required services contemplated herein.

      (d) Branding - NBC shall create the Auto-By-Tel Link and may request that Company provide appropriate proprietary material for use thereon. The Auto-By-Tel Local Sites will be co-branded with trademarks and other material to be provided by NBC, the Stations and Company subject to the approval of each party and provided that the size of such brands shall be left to the reasonable discretion of NBC. The parties agree that the Company's brands on the Auto-By-Tel Local Sites shall be not more than fifty percent (50%) smaller than, but as visible as, the brands of NBC and the relevant Stations. Company agrees to abide by all requirements and guidelines which NBC and the Stations may have regarding the use of their trademarks, service marks and other brands and agrees that it shall make no use of such marks and brands which is not approved in advance by NBC and the relevant Stations. Branding for all other areas of the NBC Syndication Platform and the Station Sites shall be at the sole discretion of NBC and the Stations.

5. Promotion: As a condition of utilizing the NBC Syndication Platform, each Station will be required of offer a minimum of 10 on-air promos concerning, or mentions of,


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        the URL address of the Station Site per week. NBC shall encourage
        Stations to include information regarding the NBC Syndication Platform as part of such promos or mentions.

6. Exclusivity: NBC agrees that Auto-By-Tel will be the exclusive service provider for the online automotive purchasing and information category of the NBC Syndication Platform offered by NBC, provided that Company acknowledges that nothing in this Section 6 or elsewhere in the Letter Agreement shall restrict NBC rights in any way in connection with NBC's world wide web site ("NBC.com"), MSNBC.com, Intellicast.com or any other future NBC related interactive (or other) services other than the NBC Syndication Platform. Notwithstanding the foregoing, Company acknowledges that (i) other services provided by third parties may be offered to the Stations by NBC as part of the NBC Syndication Platform which happen to provide online automotive information in addition to their primary services as long as NBC does not offer such third party services in place of Company's services on the NBC Syndication Platform or materially promote such competing aspects of such third party services to the Stations or the public (other than through general advertising) in connection with the NBC Syndication Platform and (ii) NBC will have no ability to prevent the Stations from placing competing services elsewhere on their own Station Sites. Company agrees that NBC will be the exclusive United States television distribution partner for Auto-By-Tel's content and service, and Company agrees not to provide the Auto-By-Tel service, or any portion thereof, to national or regional television networks, syndicated programming services or syndicated or like content platforms distributed by or through the foregoing; provided, however, that NBC recognizes that such exclusivity shall not prevent Company from providing the Auto-By-Tel service to any internet service provider which uses televisions as a delivery device (i.e., Web TV). The exclusivity terms of this Paragraph 6 will be contingent upon NBC's reaching and then maintaining over each following year on average the following critical mass of Station support for the NBC Syndication Platform: (x) participating Stations providing 50% of the total Stations' television household market reach in the United States as of the later of December 31, 1998 or 18 months after launch of the platform and (y) participating Stations providing 75% of the total Stations' television household market reach in the United States three years after launch of the platform, provided that for purposes of this calculation, no Station Site including online automotive purchasing or information content or service shall be included when calculating the participating Stations. If such contingencies are not met, the exclusivity terms of this Section 6 shall no longer apply, but all other terms of this Letter Agreement shall remain in effect until the termination hereof. In addition, if Company is not able to provide competitive, localized coverage and service for any of the NBC TV markets, NBC will be free to contract with Company's competitors in order to obtain online automotive information in such markets.

7. Advertising Sales: Company shall be responsible for the sale of advertising inventory to be placed on each Auto-By-Tel Local Site, if any. Company shall have the responsibility of administering the contract for such advertising, paying all necessary expenses and collecting all fees related thereto in return for a seller's commission of [*] of the gross advertising revenues related to such sale (the "Sales Commission"). Unless the parties mutually agree to the contrary, if Company decides in its sole discretion to sell advertising inventory for the Auto-By-Tel Local Sites at less than the rates normally charged by Company for advertising appearing elsewhere on Auto-By-Tel (the "Normal Rates") or barters such inventory in any way, such advertising inventory shall be deemed to have been sold at such Normal Rates for purposes of calculating revenues for purposes of Section 8(b) below. Company acknowledges that NBC and the Stations will be solely responsible for the sale of advertising which appears within the area of the Station Sites which frames Auto-By-Tel Local Sites and that Company will have no right to advertising revenues received by NBC and Stations in connection with such frames or any other portions of the


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[*] Confidential Treatment Requested


      Station Sites other than the Auto-By-Tel Local Sites. NBC acknowledges that manufacturers' financing and insurance products or services offered through the Auto-By-Tel Local Site shall not be deemed advertising for the purposes hereof.

8. Financial Terms: Company agrees that it will be responsible for all costs and expenses associated with the creation and operation of the Auto-By-Tel Local Sites. Auto-By-Tel shall make the following monthly payments to NBC.

      (a) Annual License Fee - Company will pay NBC a license fee of [*] upon execution hereof and upon each anniversary date of the launch of the NBC Syndication Platform occurring during the term hereof. This fee shall also be considered a non-refundable advance on any revenues payable to NBC in connection with the terms of sub-section (c) of this Section 8.

      (b) Advertising Revenues - NBC and Company will equally share (i.e., 50/50) all gross revenues received by Company in connection with the sale of advertising for display anywhere within the Auto-By-Tel Local Sites after deduction of the Sales Commission is made but prior to the deduction of any expenses of any kind.

      (c) Lead Generation Revenues - Company will pay NBC [*] for each online or physical (e.g., mail, fax, etc.) submission of any "unique purchase request" to Auto-By-Tel by any individual or corporate user which is received by Company and attributable to usage on an Auto-By-Tel Local Site. "Unique purchase request" shall mean a purchase request from a user with a different name and e-mail address from any name or address received by Company in the past. In addition, once the Auto-By-Tel Local Sites generate one hundred and fifty thousand (150,000) such submissions in any calendar year during the term hereof, then Company will pay NBC [*] for each such submission received thereafter until the end of that calendar year. The parties agree that the Annual License Fee described above shall be an advance against payments for the first 8,333 submissions otherwise owed hereunder.

      (d) Future Revenue - The parties agree that if any future revenue generating opportunities not engaged in by Company through its Auto-By-Tel service as of the date hereof or described above are created in connection with the Auto-By-Tel Local Sites, the parties will negotiate in good faith regarding what revenue sharing arrangements between the parties would be appropriate, provided that, unless such opportunities involve characteristics which would make them materially different from the opportunities described above, it is the intent of the parties to share such revenues equally.

9. Payment and Audit Conditions. At the end of each month in which Company receives any revenue of the type described in Section 8 (b) and (c), Company shall prepare a monthly statement providing sufficient detail regarding the source of such revenue and will deliver such statement along with the required payment described therein to NBC no less than thirty (30) days following such date. Company agrees that NBC shall have the right to conduct a reasonable audit of the relevant books and records of such party in order to determine compliance with the terms of this Letter Agreement. The parties agree that all amounts due under this Agreement from the Company to NBC shall be paid directly to NBC and not to any of the individual Stations.

10. Representations and Warranties: (a) Company represents and warrants to NBC and the Stations that it has the right and power to perform its obligations and to grant the rights granted herein, that Company's creation and operation of the Auto-By-Tel Local Sites pursuant to this Letter Agreement will not violate any agreement or obligation between Company and a third party or any laws or regulations and that, except for material provided by NBC and the Stations, the material included on the Auto-By-Tel Local Sites and the Auto-By-Tel Link as well as the operation of the Auto-By-Tel

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      Local Sites as contemplated herein will, to the best of its knowledge, be accurate and correct and will not violate or infringe any third party rights, including intellectual property rights. Company also agrees that standard software industry representation and warranties will apply to all software and technology used by Company in order to carry out its obligations described herein. Company acknowledges that the Final Agreement (as defined below) will contain additional and more detailed versions of the representations and warranties described above.

      (b) NBC represents and warrants to Company that it has the right and power to perform its obligations and to grant the rights granted herein and that the material provided by NBC to Company for inclusion on the Auto-By-Tel Local Sites will, to the best of its knowledge, be accurate and correct and will not violate or infringe any third party rights, including intellectual property rights.

11. Indemnity. (a) Company agrees to indemnify, defend, and hold NBC, the Stations, their affiliates and their successors, officers, directors and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including reasonable attorneys' fees) and damages arising out of or in connection with any third party claims (i) relating to Company's operation and management of the Auto-By-Tel Local Sites, or (ii) relating to a breach of any of Company's representations and/or warranties set forth in Section 10 of this Letter Agreement.

      (b) NBC agrees to indemnify, defend, and hold Company, its affiliates and its successors, officers, directors and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including reasonable attorneys' fees) and damages arising out of or in connection with any third party claims relating to a breach of any of NBC's representations and/or warranties set forth in Section 10 of this Letter Agreement.

      (c) The indemnified party agrees to notify the other party promptly of any written claims or demands against the indemnified party for which the other party is responsible, and the Indemnified Party for which the other party will be entitled, at its option, to assume the defense or settlement of any such claim, provided that no settlement shall be reached without the consent of the indemnifying party. The indemnified party will promptly be reimbursed by the other party for Indemnified Amounts as they are incurred.

      (d) IN NO EVENT UNDER ANY CIRCUMSTANCES SHALL EITHER PARTY (OR ITS AFFILIATES) BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH ITS OBLIGATION UNDER THIS LETTER AGREEMENT; PROVIDED HOWEVER, THAT THE FORGOING LIMITATION SHALL NOT APPLY TO DIRECT DAMAGES RESULTING FROM THE INTENTIONAL OR WILLFUL BREACH OF THIS LETTER AGREEMENT.

12. Term. The initial term of this Letter Agreement shall be four (4) years, and ninety (90) days prior to the end of the initial term, the parties agree to negotiate in good faith regarding a possible extension of the term hereof for an additional two (2) years. Either party may terminate this Letter Agreement upon a material default by the other party of the terms hereof which default is not cured within thirty (30) days following such party's receipt of a written notice regarding the default. In addition, if Company materially alters the nature or quality of its service (e.g., changes Auto-By-Tel from a free to subscription service), NBC may terminate this Letter Agreement, at its option, by providing Company with ten (10) days prior notice thereof in writing. Finally, if NBC determines in its sole discretion at any time, not to offer the NBC Syndication Platform as such term is described in Paragraph 1, it will inform the Company of such

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     decision in writing and this Letter Agreement shall be deemed terminated as of the date of such notice.

13. Formal Agreement. Recognizing that time is of the essence, this Letter Agreement shall serve as the intent of both parties to enter into a more formal agreement for the creation and operation of Auto-By-Tel Local Sites (the "Final Agreement"). Both parties shall use reasonable efforts to complete the Final Agreement within a reasonable time period following the date of execution of this Letter Agreement, provided, however, that notwithstanding the foregoing, if no Final Agreement is reached, the terms contained herein shall govern the relationship between the parties for the Term.

14. NBC Local Link. The parties agree that each Auto-By-Tel Local Site shall include a link (which may include an appropriate NBC logo) to the NBC Local section of NBC.com in its first page.

15. Confidentiality. Neither party shall issue a press release or make any statement to the general public concerning this Letter Agreement, the NBC Syndication Platform or the Auto-By-Tel Local Sites, or the existence thereof, without the express prior written consent of the other; provided, however, that NBC agrees that Company may file this Letter Agreement with the Securities and Exchange Commission (the "SEC") if so required by the Securities Act of 1933 and Securities Exchange Act of 1934, in each case, as amended, the rules and regulations related thereto or any applicable state laws (the "Securities Laws") as long as Company agrees to use its best efforts to obtain confidential treatment of the economic and other material terms hereof under the Securities Laws and consult with NBC during the process.

16. Miscellaneous. This Letter Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written, provided that the Non-Disclosure and Confidentiality Agreement between the parties shall remain in full force and effect. No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Letter Agreement shall not be construed as a waiver of any other provision of this Letter Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully executed in New York, without regard to New York conflicts law. The parties hereby consent to and submit to the jurisdiction of the federal and state courts located in the State of New York.

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     If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This Letter Agreement shall be null and void if not signed within 7 days of the date set forth above.

                                        Very truly yours,

                                        NBC MULTIMEDIA, INC.

                                        By: /s/ KEN KRUSHEL
                                           -------------------------------------

                                        Name:  Ken Krushel

                                        Title: Vice President

ACCEPTED AND AGREED;

AUTO-BY-TEL MARKETING
CORPORATION

By: /s/ MARK W. LORIMER
   -----------------------------------

Name:  Mark W. Lorimer

Title: Vice President, General Counsel
       and Secretary

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                      Exclusivity "Critical Mass" Formula:

NBC must reach and maintain over each following year, on average, the following critical mass:

X= Participating stations providing 50% of the total station's television household market reach in the U.S. as of the later of 12/31/98 or 18 months after launch of the platform.

Y= Participating stations providing 75% of the total station's television household market reach in the U.S. 3 years after launch of the platform.

"Provided that no Station Site including online automotive purchasing or information content or service shall be included when calculating the participating stations."